EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2005 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record High

BEDFORD, Mass., (April 27, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter and six months ended March 26, 2005.

Highlights of the quarter include:

•	Record revenues of $69.2 million.

•	Record earnings of $6.0 million.

•	Record backlog of $85.2 million.

•	Record 54 Selenia full field digital mammography systems recognized as revenue.

Second quarter fiscal 2005 revenues totaled $69,237,000, a 24% increase when compared to revenues of $55,648,000 in the second quarter of fiscal 2004. For the second quarter of fiscal 2005, Hologic reported net income of $6,048,000, or $0.27 per diluted share, compared with net income of $2,589,000, or $0.12 per diluted share, in the second quarter of fiscal 2004. The improvement in quarterly earnings primarily reflects the increase in revenues in the mammography segment as product sales of Selenia digital mammography systems increased, while our bone densitometry segment posted double-digit growth and contributed to the strong quarterly results.

In the current quarter, Hologic’s effective tax rate increased to 20% of pre-tax earnings. This rate is higher than the 6% effective tax rate for the first quarter of fiscal 2005 and is higher than expected due to the Company’s improved performance and resulting increase in the Company’s earnings expectations for the current fiscal year. This has resulted in an estimated effective tax rate for the full 2005 fiscal year of approximately 15%.

For the six months ended March 26, 2005, revenues increased 28%, to $135,413,000 compared to revenues of $105,531,000 in the six months ended March 27, 2004. For the six months ended March 26, 2005, Hologic recognized net income of $10,622,000, or $0.48 per diluted share, compared with net income of $3,629,000, or $0.17 per diluted share, for the comparable six-month period in fiscal 2004.

During the second quarter of fiscal 2005, Hologic recognized as revenue 54 Selenia full-field digital mammography systems. At March 26, 2005, the Company’s backlog for orders of Selenia was 131 systems and total backlog for all products increased to over $85 million, the highest quarterly backlog in the Company’s history and a 15% increase over the backlog at December 25, 2004.

Commenting on the quarter, Jack W. Cumming, Chairman and CEO said, “Our second quarter performance reflects the strong demand from leading hospitals, imaging clinics and private practice physicians for our medical imaging systems despite the challenges of competition. During the quarter, we recorded our fifth consecutive quarter of revenue growth. This advancement reflects that our strategy is working. At the same time we are focused on working capital discipline which contributed, in part, to our cash balance increasing $23 million in the current quarter. Of this cash increase, we estimate during the quarter we generated approximately $15 million in cash flow from operations. We remain committed to meeting the technological leadership and quality our customers have come to expect from us. And as always, we are working hard to maintain our focus on improving value to our shareholders.”

Second quarter financial overview by segment:

•	Mammography revenues increased 40% to $38,899,000 for the second quarter of fiscal 2005 from $27,861,000 for the same period in fiscal 2004. This increase was primarily due to continued increasing sales of Selenia in the domestic market and, to a lesser extent, an increase in sales of analog mammography systems and MultiCare breast biopsy tables. Operating income for this business segment in the second quarter of fiscal 2005 increased to $4,600,000 compared to operating income of $2,026,000 in the second quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia.

•	Osteoporosis assessment revenues increased 15% to $18,971,000 for the second quarter of fiscal 2005 from $16,550,000 for the same period in fiscal 2004. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the second quarter of fiscal 2005 increased to $2,798,000 compared to operating income of $1,883,000 in the second quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the increase in revenues.

•	Digital detector revenues increased 92% to $5,724,000 for the second quarter of fiscal 2005 from $2,984,000 for the same period in fiscal 2004. This increase was primarily due to a significant increase in the number of general radiography and mammography digital detectors sold to other OEMs. Operating loss for this business segment in the second quarter of fiscal 2005 decreased to $995,000 from $1,310,000 in the second quarter of fiscal 2004. The decrease in operating loss in the current quarter was primarily due to increased margin from the higher sales volume.

•	All other revenues which includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses decreased 32% to $5,643,000 for the second quarter of fiscal 2005 from $8,253,000 for the same period in fiscal 2004. The decrease in revenues was primarily due to the shipment of fewer digital general radiography systems as this business is currently being phased out. Operating income for this business segment in the second quarter of fiscal 2005 increased to $778,000 from $247,000 in the second quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss second quarter fiscal 2005 operating results. Interested participants may listen to the call by dialing 800-361-0912 or

913-981-5559 for international callers and referencing code 2349087 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through April 29, 2005 at 888-203-1112 or 719-457-0820 for international callers, access code 2349087. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information, please visit www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the Company’s increased earnings expectations for the current fiscal year, the resulting expectation that the Company will be able to realize its deferred tax assets sooner than anticipated, the expected effective tax rate for the current fiscal year, and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	March 26, 2005	September 25, 2004
CURRENT ASSETS:
Cash and cash equivalents	$95,691	$68,335
Accounts receivable, net	52,400	48,409
Inventories	37,089	40,174
Prepaid expenses and other current assets	8,862	9,135

Total current assets	194,042	166,053

Property and equipment, net	33,913	32,877
Intangible assets, net	5,744	6,251
Goodwill	6,285	6,285
Other assets, net	1,173	285

	$241,157	$211,751

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 26, 2005	September 25, 2004
CURRENT LIABILITIES:
Current portion of note payable	$472	$475
Accounts payable	12,930	10,546
Accrued expenses	24,014	20,970
Deferred revenue	16,470	13,013

Total current liabilities	53,886	45,004

Notes payable, net of current portion	236	472

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 30,000 shares Issued – 21,744 and 20,585 shares, respectively	217	206
Capital in excess of par value	159,454	149,452
Retained earnings	28,818	18,196
Cumulative translation adjustment	(990)	(1,115)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	187,035	166,275

	$241,157	$211,751

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004
REVENUES	$69,237	$55,648	$135,413	$105,531

COSTS AND EXPENSES:
Cost of revenues	42,464	35,057	84,432	65,517
Research and development	4,842	4,117	9,192	8,153
Selling and marketing	7,299	7,850	16,547	16,881
General and administrative	7,451	5,778	13,471	11,073

	62,056	52,802	123,642	101,624

Income from operations	7,181	2,846	11,771	3,907

Interest income	464	116	722	224

Interest expense/other income (expense)	(91)	(267)	(71)	(358)

Income before provision for income taxes	7,554	2,695	12,422	3,773

Provision for income taxes	1,506	106	1,800	144

Net income	$6,048	$2,589	$10,622	$3,629

Net income per common and common equivalent share:
Basic	$0.29	$0.13	$0.51	$0.18

Diluted	$0.27	$0.12	$0.48	$0.17

Weighted average number of common shares outstanding:
Basic	21,129	20,211	20,888	20,095

Diluted	22,441	21,293	22,101	21,095